Exhibit 99.1
Diodes Incorporated Updates Third Quarter 2011 Guidance
Plano, Texas — September 12, 2011 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today updated its guidance for the third quarter of 2011.
The Company is maintaining its revenue guidance of $160 million to $170 million for the third quarter of 2011, or flat to down 6 percent sequentially. The Company is lowering its gross margin guidance to 29 percent plus or minus 1.5 percent, compared to previous guidance of 32 percent plus or minus 1.5 percent. Gross margin is being impacted by weak market conditions resulting in unfavorable pricing and the need to shift the product mix to maintain full loadings at the Company’s manufacturing operations. The previous guidance remains unchanged for operating expenses comparable to the second quarter on a dollar basis, and shares used to calculate GAAP EPS are still anticipated to be approximately 48 million. The effective tax rate for the year is anticipated to be lower than the previous estimate due mainly to a change in the profitability by country resulting in a third quarter tax rate of zero to 6 percent, down from the previous guidance of 17 to 23 percent.
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters, logistics center, and Americas’ sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and two joint venture facilities located in Chengdu, China. Additional engineering, sales, warehouse, and logistics offices are located in Fort Worth, Texas; Taipei; Hong Kong; Manchester; and Munich, Germany, with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: the Company is maintaining its revenue guidance of $160 million to $170 million for the third quarter of 2011, or flat to down 6 percent sequentially; the Company is lowering its gross margin guidance to 29 percent plus or minus 1.5 percent, compared to previous guidance of 32 percent plus or minus 1.5 percent; gross margin is being impacted by weak market conditions resulting in unfavorable pricing and the need to shift the product mix to maintain full loadings at the Company’s manufacturing operations; the previous guidance remains unchanged for operating expenses comparable to the second quarter on a dollar basis, and shares used to calculate GAAP EPS are still anticipated to be approximately 48 million; and the effective tax rate for the year is anticipated to be lower than the previous estimate due mainly to a change in the profitability by country resulting in a third quarter tax rate of zero to 6 percent, down from the previous guidance of 17 to 23 percent. Potential risks and uncertainties include, but are not limited to, such factors as: we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages and our joint venture prospects; unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.
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Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne K. Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-385-4492	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com